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EXHIBIT 5.1


                [LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]


                                October 31, 1997


McAfee Associates, Inc.
2805 Bowers Avenue
Santa Clara, California  95051

     RE:  Registration Statement on Form S-4

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-4 filed by you with the Securities Exchange Commission (the "Commission") on or about this date (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of shares of your Common Stock, par value $0.01 per share (the "Shares"). As your counsel in connection with this transaction, we have examined the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

     It is our opinion that upon conclusion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares, when issued and sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this Opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Joint Proxy Statement/Prospectus constituting a part thereof, and any amendment thereto.


                                    Very truly yours,

                                    /s/ Wilson Sonsini Goodrich & Rosati

                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation